UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2009 (October 16, 2009)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2009, Endo Pharmaceuticals Holdings Inc. (the “Company”) established a $300 million, three-year senior secured revolving credit facility (the “Credit Facility”), the terms of which are set forth in a Credit Agreement dated as of October 16, 2009 (the “Credit Agreement”) among the Company, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), Barclays Capital as syndication agent, and J.P. Morgan Securities Inc. and Barclays Capital as joint bookrunners and joint lead arrangers.

The Credit Facility will be available for letters of credit, working capital and general corporate purposes. The Credit Agreement provides that with respect to the Credit Facility up to $20 million of U.S. dollar equivalent is available for letters of credit (the “LOCs”) and up to $20 million is available for swing line loans (the “Swing Line Loans”) on same-day notice. The Credit Agreement also permits up to $100 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent) without the need for consent from any of the existing lenders under the Credit Facility.

The obligations of the Company under the Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, including but not limited to (a) pledges of and first priority perfected security interests in 100% of the equity interests of certain of the Company’s and the Subsidiary Guarantors’ domestic subsidiaries and 65% of the equity interests of certain of the Company’s and the Subsidiary Guarantors’ foreign subsidiaries and (b) perfected first priority security interests in substantially all other tangible and intangible assets of the Company and each Subsidiary Guarantor, subject to certain exceptions. The Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. The Credit Agreement also requires the Company to maintain a maximum leverage ratio and minimum interest coverage ratio.

As set forth in the Credit Agreement, borrowings under the Credit Facility will bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s Leverage Ratio (as defined in the Credit Agreement) from time to time. For example, for revolving loans (other than Swing Line Loans), the Company may elect to pay interest based on an adjusted LIBOR rate plus between 3.50% and 4.50% or an Alternate Base Rate (as defined in the Credit Agreement) plus between 2.50% and 3.50%. The Company will also pay a commitment fee of between 62.5 to 100 basis points, payable quarterly, on the average daily unused amount of the Credit Facility based on the Company’s Leverage Ratio from time to time.

Following and during the continuance of an event of default, amounts owing under the Credit Facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

As of the date of this filing, the Company has not drawn any amounts under the Credit Facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement and the Pledge and Security Agreement by and among the Company and JPMorgan Chase Bank, N.A., which are attached hereto as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement dated as of October 16, 2009 among Endo Pharmaceuticals Holdings Inc., the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital as syndication agent, and J.P. Morgan Securities Inc. and Barclays Capital as Joint Bookrunners and Joint Lead Arrangers

10.2	Pledge and Security Agreement dated as of October 16, 2009 by and among Endo Pharmaceuticals Holdings Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: October 22, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Credit Agreement dated as of October 16, 2009 among Endo Pharmaceuticals Holdings Inc., the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital as syndication agent, and J.P. Morgan Securities Inc. and Barclays Capital as Joint Bookrunners and Joint Lead Arrangers

10.2	Pledge and Security Agreement dated as of October 16, 2009 by and among Endo Pharmaceuticals Holdings Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent